Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-213140 on Form S-3 of our report dated March 8, 2016, relating to the consolidated financial statements of Neff Corporation and subsidiaries (combined and consolidated with Neff Holdings LLC and subsidiaries) appearing in the Annual Report on Form 10-K of Neff Corporation for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

September 1, 2016